Exhibit 99.2

Item 8.	Financial Statements and Supplementary Data
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULES

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Stewart Information Services Corporation:
We have audited the accompanying consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, retained earnings and comprehensive earnings, and cash flows for each of the years in the three year period ended December 31, 2008. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stewart Information Services Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
As discussed in Note 5 to the consolidated financial statements, the Company changed its method of accounting for certain financial instruments in 2008 due to the adoption of FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Stewart Information Services Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 12, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Houston, Texas
March 12, 2009, except as to notes 1B and 13 which are as of June 19, 2009

CONSOLIDATED STATEMENTS OF EARNINGS, RETAINED EARNINGS AND COMPREHENSIVE EARNINGS

Years Ended December 31	2008	2007	2006
	($000 omitted, except per share)
Revenues
Title insurance:
Direct operations	706,745	947,342	1,028,688
Agency operations	803,189	1,040,719	1,321,994
Real estate information	44,473	66,037	81,159
Investment income	29,134	36,073	34,913
Investment and other (losses) gains — net	(28,247)	16,520	4,727

	1,555,294	2,106,691	2,471,481
Expenses
Amounts retained by agencies	657,771	843,038	1,067,071
Employee costs	553,792	689,107	728,529
Other operating expenses	363,455	409,999	405,951
Title losses and related claims	167,828	168,501	141,557
Depreciation and amortization	40,959	41,125	37,747
Interest	5,995	6,842	6,090

	1,789,800	2,158,612	2,386,945
(Loss) earnings before taxes	(234,506)	(51,921)	84,536
Income tax expense (benefit)	2,128	(23,926)	23,045

Net (loss) earnings	(236,634)	(27,995)	61,491
Less net earnings attributable to noncontrolling interests	5,226	12,225	18,239

Net (loss) earnings attributable to Stewart	(241,860)	(40,220)	43,252
Retained earnings at beginning of year	597,118	649,598	619,232
Recovery of excess distribution to noncontrolling interest	—	478	—
Cash dividends on Common Stock ($.10 per share in 2008 and $.75 per share in 2007 and 2006)	(1,711)	(12,738)	(12,886)

Retained earnings at end of year	353,547	597,118	649,598

Average shares — diluted (000)	18,092	18,162	18,304
(Loss) earnings per share attributable to Stewart — basic	(13.37)	(2.21)	2.37
(Loss) earnings per share attributable to Stewart — diluted	(13.37)	(2.21)	2.36

Comprehensive (loss) earnings:
Net (loss) earnings	(236,634)	(27,995)	61,491
Other comprehensive (loss) earnings, net of taxes of ($10,371), $6,344 and $1,310	(19,261)	11,781	2,433

Comprehensive (loss) earnings	(255,895)	(16,214)	63,924
Comprehensive (loss) earnings attributable to noncontrolling interest	(5,226)	(12,225)	(18,239)

Comprehensive (loss) earnings attributable to Stewart	(261,121)	(28,439)	45,685

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

December 31	2008	2007
	($000 omitted)
Assets
Cash and cash equivalents	76,558	78,797
Cash and cash equivalents — statutory reserve funds	9,688	30,442

	86,246	109,239
Short-term investments	37,120	79,780
Investments in debt and equity securities, at fair value:
Statutory reserve funds	374,508	518,586
Other	156,267	98,511

	530,775	617,097
Receivables:
Notes	11,694	15,416
Premiums from agencies	35,707	48,040
Income taxes	40,406	38,084
Other	37,265	39,835
Allowance for uncollectible amounts	(17,504)	(11,613)

	107,568	129,762
Property and equipment, at cost:
Land	8,468	8,494
Buildings	22,629	22,234
Furniture and equipment	281,683	289,320
Accumulated depreciation	(229,247)	(223,591)

	83,533	96,457
Title plants, at cost	78,363	78,245
Real estate, at lower of cost or net realizable value	3,947	5,998
Investments in investees, on an equity method basis	13,685	15,810
Goodwill	210,901	208,824
Intangible assets, net of amortization	8,448	17,157
Other assets	65,956	83,605
Investments — pledged, at fair value	222,684	—

	1,449,226	1,441,974

Liabilities
Notes payable	135,276	108,714
Line of credit, at fair value	222,684	—
Accounts payable and accrued liabilities	110,769	108,658
Estimated title losses	461,532	441,324
Deferred income taxes	11,896	13,509

	942,157	672,205
Contingent liabilities and commitments

Stockholders’ equity
Common Stock — $1 par. Authorized 30,000,000; issued 17,439,633 and 17,311,505; outstanding 17,422,182 and 17,311,505	17,422	17,312
Class B Common Stock — $1 par, authorized 1,500,000, issued and outstanding 1,050,012	1,050	1,050
Additional paid-in capital	125,339	122,834
Retained earnings	353,547	597,118
Accumulated other comprehensive (loss) earnings:
Foreign currency translation adjustments	(3,697)	14,542
Unrealized investment gains	4,278	5,300
Treasury stock — 330,407 Common shares, at cost	(4,097)	(4,097)

Total stockholders’ equity attributable to Stewart	493,842	754,059
Noncontrolling interests	13,227	15,710

Total stockholders’ equity	507,069	769,769

	1,449,226	1,441,974

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31	2008	2007	2006
	($000 omitted)
Reconciliation of net (loss) earnings to cash (used) provided by operating activities:
Net (loss) earnings	(236,634)	(27,995)	61,491
Add (deduct):
Depreciation and amortization	40,959	41,125	37,747
Provision for bad debt	9,116	5,613	3,150
Investment and other losses (gains) — net	28,247	(16,520)	(4,727)
Provisions for title losses in excess of payments	31,078	51,636	34,968
Decrease (increase) in receivables — net	11,642	(17,740)	(24,155)
Decrease (increase) in other assets — net	11,725	(1,251)	(3,997)
(Decrease) increase in payables and accrued liabilities — net	(9,593)	(20,323)	1,041
Increase (decrease) in net deferred income taxes	4,518	(8,175)	(4,232)
Net earnings from equity investees	(1,188)	(2,940)	(4,340)
Dividends received from equity investees	2,850	4,505	4,804
Other — net	2,122	(3,357)	3,314

Cash (used) provided by operating activities	(105,158)	4,578	105,064
Investing activities:
Proceeds from investments available-for-sale matured and sold	668,531	449,233	435,529
Purchases of investments available-for-sale	(570,257)	(391,924)	(405,942)
Purchases of investments — pledged	(241,525)	—	—
Purchases of property and equipment, title plants and real estate — net.	(17,968)	(31,383)	(42,021)
Increases in notes receivable	(1,339)	(11,223)	(1,732)
Collections on notes receivable	5,061	2,667	1,667
Cash paid for acquisitions of subsidiaries — net (see below)	(55)	(8,393)	(45,398)
Cash paid for cost-basis investments, equity investees and related intangibles — net	(1,493)	(6,016)	(10,080)
Cash received for the sale of real estate	135	4,971	—

Cash (used) provided by investing activities	(158,910)	7,932	(67,977)
Financing activities:
Cash dividends paid	(1,711)	(12,738)	(12,886)
Purchases of Common Stock	—	(9,472)	—
Distributions to noncontrolling interests	(7,660)	(13,506)	(18,282)
Proceeds from line of credit	241,525	—	—
Proceeds from notes payable	47,242	14,479	17,307
Payments on notes payable	(27,978)	(21,514)	(24,778)
Proceeds from exercise of stock options and grants	569	368	517

Cash provided (used) by financing activities	251,987	(42,383)	(38,122)
Effect of changes in foreign currency exchange rates	(10,912)	2,975	2,438

(Decrease) increase in cash and cash equivalents	(22,993)	(26,898)	1,403
Cash and cash equivalents at beginning of year	109,239	136,137	134,734

Cash and cash equivalents at end of year	86,246	109,239	136,137

Supplemental information:
Assets acquired:
Goodwill	2,077	13,738	48,678
Investments	—	981	13,429
Title plants	—	4,618	10,093
Property and equipment	56	1,181	4,829
Intangible assets	—	850	3,995
Other	95	755	—
Liabilities assumed	—	(6,487)	(6,703)
Debt issued	(2,173)	(7,243)	(28,923)

Cash paid for acquisitions of subsidiaries — net	55	8,393	45,398

Income taxes — net (refund) paid	(1,708)	14,031	43,897
Interest paid	5,705	5,766	4,613

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Three Years Ended December 31, 2008)
NOTE 1
General. Stewart Information Services Corporation, through its subsidiaries (collectively, the Company), is primarily engaged in the business of providing title insurance and related services. The Company also provides real estate information services. The Company operates through a network of policy-issuing offices and agencies in the United States and international markets. Approximately 41% of consolidated title revenues for the year ended December 31, 2008 were generated in Texas, California, New York and Florida.
A. Management’s responsibility. The accompanying consolidated financial statements were prepared by management, which is responsible for their integrity and objectivity. The financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP), including management’s best judgments and estimates. Actual results could differ from those estimates.
B. New significant accounting pronouncements. In December 2007, SFAS No. 141(R), Business Combinations, was issued. SFAS 141(R) establishes principles and requirements for the financial statement recognition and measurement of identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141(R) also establishes the recognition and measurement of goodwill acquired in the business combination or gain from a bargain purchase and prescribes the financial statement disclosures related to the nature and financial effects of the business combination. SFAS 141(R) is effective for all acquisitions occurring on or after January 1, 2009. The Company does not believe the impact of adopting SFAS 141(R) will be material to its consolidated financial statements.
In December 2007, SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, was issued. SFAS 160 establishes accounting and reporting standards for the noncontrolling (minority) interest in, and the deconsolidation of, a subsidiary. In January 2009, the Company adopted SFAS 160 and presented the accompanying consolidated financial statements and notes to consolidated financial statements in conformity with the provisions of SFAS 160. Net (loss) earnings, as previously reported, were not affected. However, stockholders’ equity changed due to the inclusion of noncontrolling interests, formerly presented as minority interest outside of stockholders’ equity, into stockholders’ equity.
C. Reclassifications. Certain prior year amounts in these consolidated financial statements have been reclassified for comparative purposes. Net (loss) earnings attributable to Stewart and stockholders’ equity, as previously reported, were not affected.
D. Consolidation. The consolidated financial statements include all subsidiaries in which the Company owns more than 50% voting rights in electing directors and variable interest entities when required by FIN 46(R). Unconsolidated investees, in which the Company typically owns 20% through 50% of the equity, are accounted for by the equity method. All significant intercompany amounts and transactions have been eliminated and provisions are made for noncontrolling interests.
E. Statutory accounting. Stewart Title Guaranty Company (Guaranty) and other title insurance underwriters owned by the Company prepare financial statements in accordance with statutory accounting practices prescribed or permitted by regulatory authorities. See Notes 2 and 3 to the accompanying consolidated financial statements.
In conforming the statutory financial statements to GAAP, the statutory premium reserve and the reserve for reported title losses are eliminated and, in substitution, amounts are established for estimated title losses (Note 1G). The net effect, after providing for income taxes, is included in consolidated earnings attributable to Stewart.

F. Revenue recognition. Operating revenues from direct title operations are considered earned at the time of the closing of the related real estate transaction. The Company recognizes premium revenues on title insurance policies written by independent agencies (agencies) when the policies are reported to the Company. In addition, where reasonable estimates can be made, the Company accrues for policies issued but not reported until after period end. The Company believes that reasonable estimates can be made when recent and consistent policy issuance information is available. Estimates are based on historical reporting patterns and other information obtained about agencies, as well as current trends in direct operations and in the title industry. In this accrual, future transactions are not being estimated. The Company is estimating revenues on policies that have already been issued by agencies but not yet reported to or received by the Company. The Company has consistently followed the same basic method of estimating unreported policy revenues for more than 10 years.
Revenues from real estate information services are generally considered earned at the time the service is performed or the work product is delivered to the customer.
G. Title losses and related claims. The Company’s method for recording the reserves for title losses on both an interim and annual basis begins with the calculation of its current loss provision rate, which is applied to its current premiums resulting in a title loss expense for the period. This loss provision rate is set to provide for losses on current year policies and is determined using moving average ratios of recent actual policy loss payment experience (net of recoveries) to premium revenues. Large losses (those exceeding $1.0 million on a single claim) are analyzed and reserved for separately due to the higher severity of loss, lower volume of claims reported and sporadic reporting of such claims.
At each quarter end, the Company’s recorded reserve for title losses is initially the result of beginning with the prior period’s reserve balance for claim losses, adding the current period provision to that balance and subtracting actual paid claims, resulting in an amount that management compares to its actuarially-based calculation of the ending reserve balance. The actuarially-based calculation is a paid loss development calculation where loss development factors are selected based on company data and input from the Company’s third-party actuaries. The Company also obtains input from third-party actuaries in the form of a reserve analysis utilizing generally accepted actuarial methods. While the Company is responsible for determining its loss reserves, it utilizes this actuarial input to assess the overall reasonableness of its reserve estimation. If the Company’s recorded reserve amount is within a reasonable range of its actuarially-based reserve calculation and the actuary’s point estimate (+/- 3.0%), but not at the point estimate, the Company’s management assesses the major factors contributing to the different reserve estimates in order to determine the overall reasonableness of its recorded reserve, as well as the position of the recorded reserves relative to the point estimate and the estimated range of reserves. The major factors considered can change from period to period and include items such as current trends in the real estate industry (which management can assess although there is a time lag in the development of this data for use by the actuary), the size and types of claims reported and changes in the Company’s claims management process. If the recorded amount is not within a reasonable range of the Company’s third-party actuary’s point estimate, it will adjust the recorded reserves in the current period and reassess the provision rate on a prospective basis.
Due to the inherent uncertainty in predicting future title policy losses, significant judgment is required by both the Company’s management and its third party actuaries in estimating reserves. As a consequence, the Company’s ultimate liability may be materially greater or less than its current reserves and/or its third party actuary’s calculation.
H. Cash equivalents. Cash equivalents are highly liquid investments with insignificant interest rate risks and maturities of three months or less at the time of acquisition.
I. Short-term investments. Short-term investments comprise time deposits with banks, federal government obligations and other investments maturing in less than one year.

J. Investments in debt and equity securities. The investment portfolio is classified as available-for-sale, except for investments — pledged, which are classified as trading. Realized gains and losses on sales of investments are determined using the specific identification method. Net unrealized gains and losses on securities, net of applicable deferred taxes, are included as a component of other comprehensive earnings within stockholders’ equity. At the time unrealized gains and losses become realized, they are reclassified from accumulated other comprehensive earnings using the specific identification method. Any other-than-temporary declines in market values of securities are charged to earnings.
K. Property and equipment. Depreciation is principally computed using the straight-line method at the following rates: buildings — 30 to 40 years and furniture and equipment — 3 to 10 years. Maintenance and repairs are expensed as incurred while improvements are capitalized. Gains and losses are recognized at disposal.
L. Title plants. Title plants include compilations of a county’s official land records, prior examination files, copies of prior title policies, maps and related materials that are geographically indexed to a specific property. The costs of acquiring existing title plants and creating new ones, prior to the time such plants are placed in operation, are capitalized. Title plants are not amortized since there is no indication of any loss of value over time but are subject to review for impairment. The costs of maintaining and operating title plants are expensed as incurred. Gains and losses on sales of copies of title plants or interests in title plants are recognized at the time of sale.
M. Goodwill. Goodwill is the excess of the purchase price over the fair value of net assets acquired. Goodwill is not amortized but is reviewed annually and upon the occurrence of an event indicating an impairment has occurred. If determined to be impaired, the impaired portion is expensed to current operations. The process of determining impairment relies on projections of future cash flows, operating results and market conditions. Uncertainties exist in these projections and are subject to changes relating to factors such as interest rates and overall real estate market conditions. There were no impairment write-offs of goodwill during the years ended December 31, 2008, 2007 and 2006. However, to the extent that the Company’s future operating results are below management’s projections, or in the event of continued adverse market conditions, a future review for impairment may be required.
N. Acquired intangibles. Intangible assets are mainly comprised of non-compete and underwriting agreements and are amortized on a straight-line basis over their estimated lives, which are primarily 3 to 10 years.
O. Other long-lived assets. The Company reviews the carrying values of title plants and other long-lived assets if certain events occur that may indicate impairment. An impairment of these long-lived assets is indicated when projected undiscounted cash flows over the estimated lives of the assets are less than carrying values. If impairment is determined by management, the recorded amounts are written down to fair values. In June 2008, the Company’s REI segment incurred an impairment charge of $6.0 million relating to its internally developed software that the Company subsequently determined will not be deployed into production. There were no impairment write-offs of long-lived assets during the years ended December 31, 2007 and 2006.
The Company had investments accounted for using the cost-basis aggregating $26,649,000 and $27,300,000 at December 31, 2008 and 2007, respectively. Cost-basis investments are included in other assets on the Company’s consolidated balance sheets and are evaluated periodically for impairment. The Company incurred impairment charges of $1,671,000 for cost-basis investments during the year ended December 31, 2008. There were no impairment charges recorded for cost-basis investments during the years ended December 31, 2007 and 2006.

P. Fair values. The fair values of financial instruments, including cash and cash equivalents, short-term investments, notes receivable, notes payable and accounts payable, are determined by the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal, or most advantageous, market for the asset or liability in an orderly transaction between market participants at the measurement date. This conforms to SFAS No. 157, Fair Value Measurements, which the Company adopted, effective January 1, 2008. The fair values of these financial instruments approximate their carrying values. Investments in debt and equity securities and certain financial instruments are carried at their fair values (Notes 4 and 5).
Q. Derivatives and hedging. The Company does not invest in financial instruments of a derivative or hedging nature.
R. Leases. The Company recognizes rent expense under non-cancelable operating leases, which generally expire over the next 10 years, on the straight-line basis over the terms of the leases, including provisions for any free rent periods or escalating lease payments.
S. Income taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the tax basis and the book carrying values of certain assets and liabilities. To the extent that the Company believes its deferred tax assets may not be realizable, it establishes a valuation allowance. When the Company establishes a valuation allowance, or increases (decreases) the allowance during the year, it records a tax expense (benefit) in its consolidated statement of earnings. Enacted tax rates are used in calculating amounts.
The Company applies FIN 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 specifies the accounting for uncertainties in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.
T. Stock option plan. The Company accounts for its stock option plan, which authorizes the granting of up to 900,000 options for shares of its Common Stock, in accordance with SFAS No. 123(R), Share-Based Payment, and uses the modified prospective method under which share-based compensation expense is recognized for new share-based awards granted, and any outstanding awards that are modified, repurchased or cancelled subsequent to January 1, 2006. At the date of grant, the fair value of the options, which is estimated using the Black-Scholes Model, is used to record compensation expense. All options expire 10 years from the date of grant and are granted with an exercise price equal to the closing market price of the Company’s Common Stock on the date of grant. There are no unvested awards since all options are immediately exercisable.
NOTE 2
Restrictions on cash and investments. Statutory reserve funds of $374,508,000 and $518,586,000 and cash and cash equivalents of $9,688,000 and $30,442,000 at December 31, 2008 and 2007, respectively, were maintained to comply with legal requirements for statutory premium reserves and state deposits. These funds are not available for any other purpose. In the event that the insurance regulators adjust the determination of the statutory premium reserves of the Company’s title insurers, this could increase or decrease the restricted funds.
A substantial majority of consolidated investments and cash at each year end was held by the Company’s title insurance subsidiaries. Generally, the types of investments a title insurer can make are subject to legal restrictions. Furthermore, the transfer of funds by a title insurer to its parent or subsidiary operations, as well as other related party transactions, are restricted by law and generally require the approval of state insurance authorities.

NOTE 3
Dividend restrictions. Substantially all of the consolidated retained earnings at each year end were represented by Guaranty, which owns directly or indirectly substantially all of the subsidiaries included in the consolidation.
Guaranty cannot pay a dividend in excess of certain limits without the approval of the Texas Insurance Commissioner. The maximum dividend to its parent that can be paid after such approval in 2009 is $66,453,000. Guaranty did not declare a dividend in 2008 but declared dividends of $2,000,000 and $13,000,000 in 2007 and 2006, respectively.
Dividends from Guaranty are also voluntarily restricted primarily to maintain statutory surplus and liquidity at competitive levels and to demonstrate significant claims payment ability. The ability of a title insurer to pay claims can significantly affect the decision of lenders and other customers when buying a policy from a particular insurer.
Surplus as regards policyholders for Guaranty was $332,265,000 and $515,901,000 at December 31, 2008 and 2007, respectively. Statutory net (loss) income for Guaranty was ($9,284,000), ($6,459,000) and $36,905,000 in 2008, 2007 and 2006, respectively.
NOTE 4
Investments in debt and equity securities. The amortized costs and fair values at December 31 follow:

	2008		2007
	Amortized	Fair	Amortized	Fair
	costs	values	costs	values
	($000 omitted)
Debt securities:
Municipal	89,172	90,118	235,918	239,107
Corporate and utilities	181,172	175,244	163,623	164,598
Foreign	114,050	122,360	125,359	127,404
U.S. Government	122,712	126,871	47,845	49,539
Mortgage-backed	114	85	225	198
Equity securities	16,974	16,097	35,973	36,251

	524,194	530,775	608,943	617,097

Gross unrealized gains and losses at December 31 were:

	2008		2007
	Gains	Losses	Gains	Losses
	($000 omitted)
Debt securities:
Municipal	1,753	807	3,493	304
Corporate and utilities	1,531	7,459	2,560	1,585
Foreign	8,310	—	2,513	468
U.S. Government	4,159	—	1,716	22
Mortgage-backed	—	29	—	27
Equity securities	258	1,135	2,110	1,832

	16,011	9,430	12,392	4,238

Debt securities at December 31, 2008 mature, according to their contractual terms, as follows (actual maturities may differ because of call or prepayment rights):

	Amortized	Fair
	costs	values
	($000 omitted)
In one year or less	36,753	36,910
After one year through five years	269,141	272,902
After five years through ten years	126,548	131,395
After ten years	74,664	73,386
Mortgage-backed securities	114	85

	507,220	514,678

Gross unrealized losses on investments and the fair values of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2008, were:

	Less than		More than
	12 months		12 months		Total
	Losses	Fair values	Losses	Fair values	Losses	Fair values
	($000 omitted)
Debt securities:
Municipal	692	17,256	115	3,476	807	20,732
Corporate and utilities	2,888	49,591	4,571	46,514	7,459	96,105
Foreign	—	—	—	—	—	—
U.S. Government	—	103	—	—	—	103
Mortgage-backed	—	—	29	85	29	85
Equity securities	1,106	11,708	29	96	1,135	11,804

	4,686	78,658	4,744	50,171	9,430	128,829

The unrealized loss positions were primarily caused by interest rate fluctuations. The number of investments in an unrealized loss position at December 31, 2008 was 190. Since the Company has the intent and ability to hold its debt securities until maturity or until there is a market price recovery, and no significant credit risk is deemed to exist, these investments are not considered other-than-temporarily impaired.

Gross unrealized losses on investments and the fair values of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007, were:

	Less than		More than
	12 months		12 months		Total
	Losses	Fair values	Losses	Fair values	Losses	Fair values
	($000 omitted)
Debt securities:
Municipal	38	5,526	266	38,389	304	43,915
Corporate and utilities	575	25,568	1,010	59,468	1,585	85,036
Foreign	51	4,380	417	29,024	468	33,404
U.S. Government	3	322	19	5,654	22	5,976
Mortgage-backed	—	—	27	198	27	198
Equity securities	1,826	13,651	6	246	1,832	13,897

	2,493	49,447	1,745	132,979	4,238	182,426

The Company believes its investment portfolio is diversified and expects no material loss to result from the failure to perform by issuers of the debt securities it holds. Investments made by the Company are not collateralized. The mortgage-backed securities are issued by U.S. Government-sponsored entities.
NOTE 5
Fair value measurements. Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal, or most advantageous, market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs when possible. The three levels of inputs used to measure fair value are as follows:
•	Level 1 — quoted prices in active markets for identical assets or liabilities;
•	Level 2 — observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data; and
•	Level 3 — unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities, including certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.
The Company’s adoption of SFAS 157 did not have a material impact on its consolidated financial statements. The Company has segregated all financial assets and liabilities that are measured at fair value on a recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date. FSP FAS 157-2 delayed the effective date for all nonfinancial assets and liabilities until January 1, 2009, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. Accordingly, the provisions of SFAS 157 were not applied to goodwill and other intangible assets that are measured annually for impairment testing purposes.

At December 31, 2008, financial instruments measured at fair value on a recurring basis are summarized below:

				Fair value
	Level 1	Level 2	Level 3	measurements
	($000 omitted)
Short-term investments	37,120	—	—	37,120
Investments available-for-sale	253,772	262,128	14,875	530,775
Investments — pledged	—	—	222,684	222,684
Line of credit	—	—	(222,684)	(222,684)

	290,892	262,128	14,875	567,895

At December 31, 2008, Level 1 financial instruments consist of short-term investments, U.S. and foreign government bonds and equity securities. Level 2 financial instruments consist of municipal and corporate bonds. Level 3 financial instruments consist of auction rate securities and a related line of credit.
Level 3 financial instruments are summarized below:

	Investments	Investments
	available-for-sale	pledged	Line of credit
	($000 omitted)
December 31, 2007	—	—	—
Purchased	28,693	241,525	(241,525)
Sold	(22,750)	(422)	422
Transferred to Level 3	9,450	—	—
Unrealized (loss) gain	(518)	(18,419)	18,419

December 31, 2008	14,875	222,684	(222,684)

Effective January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which provides entities the option to measure many financial instruments and certain other items at fair value. Entities that choose the fair value option will recognize in earnings, at each subsequent reporting date, any unrealized gains and losses on items for which the fair value option was elected. The Company has elected the fair value option for the line of credit, which it entered into in September 2008 in connection with the auction rate securities settlement discussed in Note 10. The fair value of investments — pledged is determined using a discounted cash flow methodology.

NOTE 6
Investment income. Income from investments and gross realized investment and other gains and losses follow:

	2008	2007	2006
	($000 omitted)
Investment income:
Debt securities	22,272	24,119	22,505
Short-term investments, cash equivalents and other	6,862	11,954	12,408

	29,134	36,073	34,913

Investment and other (losses) gains:
Realized losses	(43,746)	(2,349)	(2,110)
Realized gains	15,499	18,869	6,837

	(28,247)	16,520	4,727

The sales of investments resulted in proceeds of $419,067,000 in 2008, $94,829,000 in 2007 and $72,659,000 in 2006. Expenses assignable to investment income were insignificant. There were no significant investments at December 31, 2008 that did not produce income during the year. For the year 2008, investment and other (losses) gains — net included realized investment losses relating to impairments totaling $12,400,000 for equity method and cost-basis investments, $10,358,000 from the sales and write-offs of investments in consolidated subsidiaries, $8,900,000 for office closure costs and $4,700,000 for other-than-temporary impairments of equity securities held for investment.
In January 2007, the Company sold its mapping and aerial photography businesses to a third party but continues to acquire spatial and digital imagery from those companies and uses those images in certain of the products sold in the Company’s operations or directly sells those images through its real estate information portal. Accordingly, the Company has not reflected the results of operations or the gain on sale of these businesses as discontinued operations. The Company received consideration consisting of stock of the buyer valued at $9,750,000, net of selling expenses. There was no net cash received from the sale due to payment of certain selling expenses and debt. The Company recorded a pretax gain (included in the REI segment at Note 21) of $3,204,000 from the sale of these subsidiaries, which is included in investment and other gains — net in the consolidated statements of earnings, retained earnings and comprehensive earnings.
Also included in investment and other gains — net in the consolidated statements of earnings, retained earnings and comprehensive earnings for the year ended December 31, 2007 is a $5,566,000 gain from the sale of real estate. The real estate was owned by a consolidated subsidiary, which has significant noncontrolling interest shareholders.
NOTE 7
Income taxes. The income tax provision consists of the following:

	2008	2007	2006
	($000 omitted)
Current:
Federal	(17,329)	(21,255)	18,879
State	1,728	(1,111)	2,748
Foreign	7,225	6,615	5,650
Deferred	10,504	(8,175)	(4,232)

Income tax expense (benefit)	2,128	(23,926)	23,045

The following reconciles federal income taxes computed at the statutory rate with income taxes as reported.

	2008	2007	2006
	($000 omitted)
Expected income tax (benefit) expense at 35% (1)	(83,906)	(22,451)	23,204
State income tax (benefit) expense — Net of federal tax benefits	(1,180)	(722)	1,786
Foreign taxes, net of U.S. tax credits	3,534	2,066	1,672
Tax-exempt interest	(3,301)	(4,171)	(4,638)
Meals and entertainment	2,519	3,132	2,748
Noncontrolling interests — corporate investees	34	684	1,593
Dividends received deductions on investments	(1,052)	(2,498)	(2,125)
Foreign earnings not subject to U.S. income taxes	(1,691)	(3,004)	(1,763)
Valuation allowance	85,803	(38)	452
Other — net	1,368	3,076	116

Income tax expense (benefit)	2,128	(23,926)	23,045

Effective income tax rates (%) (1)	(0.9)	37.3	34.8

(1) Calculated using (loss) earnings before taxes and after noncontrolling interests.
Deferred income taxes at December 31, 2008 and 2007 were as follows:

	2008	2007
	($000 omitted)
Deferred tax assets:
Accruals not currently deductible:
Deferred compensation	4,654	5,940
Deferred rent	5,087	4,409
Litigation reserves	7,444	2,402
Other	2,780	2,017
Allowance for uncollectible amounts	5,056	2,998
Book over tax depreciation	10,226	2,769
Book over tax investment adjustments	2,417	1,839
Investments in partnerships	1,269	2,061
Net operating loss carryforwards	31,642	791
Foreign tax credit carryforwards	8,240	—
Foreign currency translation adjustments	288	—
Tax over book title loss provisions	9,329	—
Other	1,766	1,283

	90,198	26,509
Valuation allowance	(86,616)	(414)

	3,582	26,095
Deferred tax liabilities:
Tax over book amortization — goodwill and other intangibles	(5,719)	(4,762)
Unrealized gains on investments	(2,303)	(2,854)
Cash surrender value of insurance policies	(4,312)	(3,470)
Foreign currency translation adjustments	—	(5,293)
Tax over book title loss provisions	—	(18,333)
Title plants acquired	(449)	(3,022)
Other	(2,695)	(1,870)

	(15,478)	(39,604)

Net deferred income taxes	(11,896)	(13,509)

The Company has provided a valuation allowance on deferred tax assets in excess of deferred tax liabilities for which realization is not considered more likely than not. This valuation allowance was established in accordance with current accounting standards due to the Company’s cumulative three-year operating losses rather than based on an assessment of future profitability. However, as the Company returns to profitability, the valuation allowance will be evaluated for reversal. The Company has $76,736,000 of federal and $47,729,000 of state net operating losses (NOL). The federal NOL will expire in 2029, and the state NOL will expire at various intervals, depending on the state, between 2013 and 2029. The Company is determining if an ownership change has occurred under Section 382 in which case the utilization of its federal NOL would be subject to an annual limitation.
The Company had federal income taxes receivable of approximately $39,575,000 and $36,476,000 at December 31, 2008 and 2007, respectively, and state income taxes receivable of approximately $831,000 and $1,608,000 at December 31, 2008 and 2007.
The Company has no significant unrecognized tax benefits. With few exceptions, the Company is no longer subject to U.S. federal, state, and local, or non-U.S. income tax examinations by taxing authorities for years before 2005.
NOTE 8
Goodwill and acquired intangibles. A summary of goodwill follows:

	Title	REI	Total
	($000 omitted)
Balances at December 31, 2006	180,895	23,407	204,302
Acquisitions	13,738	—	13,738
Sale (Note 6)	—	(9,216)	(9,216)

Balances at December 31, 2007	194,633	14,191	208,824
Acquisitions	2,077	—	2,077

Balances at December 31, 2008	196,710	14,191	210,901

Amortization expense for acquired intangibles was $4,307,000, $5,305,000 and $5,315,000 in 2008, 2007 and 2006, respectively. Accumulated amortization of intangibles was $21,377,000 and $17,070,000 at December 31, 2008 and 2007, respectively. In each of the years 2009 through 2013, the estimated amortization expense will be less than $2,000,000.

NOTE 9
Equity investees. Certain summarized aggregate financial information for equity investees follows:

	2008	2007	2006
	($000 omitted)
For the year:
Revenues	57,543	70,005	77,286
Net earnings	2,171	6,197	12,195
At December 31:
Total assets	27,023	30,009	30,954
Notes payable	3,877	4,045	1,280
Stockholders’ equity	12,283	19,143	23,040
Net premium revenues from policies issued by equity investees were approximately $5,353,000, $7,040,000 and $10,747,000 in 2008, 2007 and 2006, respectively. Earnings related to equity investees (in which the Company typically owns 20% through 50% of the equity) were $1,188,000, $2,940,000 and $4,340,000 in 2008, 2007 and 2006, respectively. These amounts are included in title insurance — direct operations in the consolidated statements of earnings, retained earnings and comprehensive earnings.
Goodwill related to equity investees was $8,821,000 and $8,862,000 at December 31, 2008 and 2007, respectively, and these balances are included in investments in investees in the consolidated balance sheets. Equity investments, including the related goodwill balances, are reviewed for impairment (Note 1M).
NOTE 10
Notes payable and line of credit.

	2008	2007
	($000 omitted)
Banks — primarily unsecured, varying payments and at LIBOR(1) plus 0.50%	128,665	101,655
Other than banks	6,611	7,059

	135,276	108,714

(1) 1.43% and 4.70% at December 31, 2008 and 2007, respectively.
In December 2005, the Company executed an agreement with a bank for a $31,156,000 loan bearing interest at a fixed interest rate of 5.97% per annum. The total outstanding balance at December 31, 2008 under this agreement was $21,037,000. The loan requires that the Company maintain a minimum liquidity ratio, as defined, throughout the term of the agreement, except that there was no liquidity ratio requirement at December 31, 2008. The Company was in compliance with this covenant at December 31, 2007.
Of the Company’s remaining debt at December 31, 2008, $107,192,000 is unsecured and may be called for any reason by the issuing banks. As in previous years, the Company does not expect that this debt will be called by the banks during the next 12 months. Instead, the Company expects to extinguish the debt as payments become due under the terms of each debt agreement.
Principal payments on the notes, based upon the contractual maturities, are due in the amounts of $63,932,000 in 2009, $36,949,000 in 2010, $18,986,000 in 2011, $10,655,000 in 2012, $1,135,000 in 2013 and $3,619,000 subsequent to 2013.

On September 30, 2008, the Company entered into a $241,525,000 line of credit agreement with a bank from which the Company had acquired auction rate securities. The line of credit is a demand loan in an amount equal to the full par value of the auction rate securities that secure the loan and was fully drawn at December 31, 2008.
Under the terms of the line of credit agreement, the lender’s sole source of funds to repay the amounts drawn on the line of credit is limited to the auction rate securities held by the lender and pledged as collateral on the loan and included in investments — pledged in the consolidated balance sheet. The lender may sell or liquidate the collateral at any time in which case the lender’s only recourse is to the proceeds of that sale or liquidation. The line of credit is structured such that there is no anticipated net cost to the Company (the interest charged on the line of credit is to be offset by the interest earned on the auction rate securities). The lender may pursue a deficiency if certain recourse events occur, including an interest payment default (but not a default in payment of principal), breach of a covenant or an event of bankruptcy or insolvency. The Company expects the line of credit to be repaid in full by June 30, 2010 either through the transfer of the collateral (the auction rate securities held by lender) to the lender at par value under the line of credit agreement or pursuant to the lender’s settlement with state regulatory agencies.
In connection with the line of credit, the Company has recorded $241,525,000 in auction rate securities on its consolidated balance sheet at December 31, 2008. These auction rate securities are currently classified as trading securities, and accordingly, any changes in the fair value of the securities are charged to earnings. For the year ended December 31, 2008, a charge of $18,419,000 was recorded to investment income, which reduced the carrying value of the auction rate securities to their fair value of $222,684,000. The Company has also elected to apply the fair value provisions of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, to the related line of credit agreement. As a result, the line of credit was also reduced to its fair value of $222,684,000, which was determined based on the value of the underlying collateral that will be utilized to satisfy the obligation, and an offsetting reduction (credit) totaling $18,419,000 of the line of credit balance was recorded to investment income. These fair value adjustments resulted in no net impact in the consolidated statement of earnings for the year ended December 31, 2008.
NOTE 11
Estimated title losses.

	2008	2007	2006
	($000 omitted)
Balances at January 1	441,324	384,396	346,704
Provisions:
Current year	126,301	160,728	141,370
Previous policy years	41,527	7,773	187

Total provisions	167,828	168,501	141,557
Payments:
Current year	(23,607)	(18,972)	(25,860)
Previous policy years	(113,144)	(98,578)	(81,310)

Total payments	(136,751)	(117,550)	(107,170)
Effects of changes in foreign currency exchange rates	(10,869)	5,977	581
Reserve balances acquired	—	—	2,724

Balances at December 31	461,532	441,324	384,396

Provisions for title losses, as a percentage of title operating revenues, were 11.1%, 8.5% and 6.0% in 2008, 2007 and 2006, respectively. The previous policy years’ title loss provision amount was unfavorable in the year 2008 due to a reserve adjustment of $32,000,000 related to higher than expected loss payment experience for policy years 2005 through 2007. An adjustment related to prior years’ experience of $7,500,000 was recorded in 2007. The 2008 current year provision also included a charge of $30,200,000 for large title losses primarily related to independent agency defalcations and fraud, as well as mechanic lien claims. This total was reduced by $11,602,000 in insurance recoveries received during the year. Title loss provisions included $33,400,000 and $9,200,000 million primarily for large title claims in 2007 and 2006, respectively.
For the year ended December 31, 2008 and 2007, the increase in payments relating to previous years is consistent with the rise in title claims resulting from the real estate market decline. Typically, the Company experiences a higher frequency of losses, including agency defalcations, which increase in frequency and are reported sooner after policy issuance, in real estate markets where transaction volumes and prices are decreasing.
NOTE 12
Common Stock and Class B Common Stock. Holders of Common and Class B Common Stock have the same rights except no cash dividends may be paid on Class B Common Stock. The two classes of stock vote separately when electing directors and on any amendment to the Company’s certificate of incorporation that affects the two classes unequally.
A provision of the by-laws requires an affirmative vote of at least two-thirds of the directors to elect officers or to approve any proposal that may come before the directors. This provision cannot be changed without a majority vote of each class of stock.
Holders of Class B Common Stock may, with no cumulative voting rights, elect four directors if 1,050,000 or more shares of Class B Common Stock are outstanding; three directors if between 600,000 and 1,050,000 shares are outstanding; and none if less than 600,000 shares of Class B Common Stock are outstanding. Holders of Common Stock, with cumulative voting rights, elect the balance of the nine directors.
Class B Common Stock may be converted by its stockholders into Common Stock on a share-for-share basis, although the holders of Class B Common Stock have agreed among themselves not to convert their stock. The agreement may be extended or terminated by them at any time. Such conversion is mandatory on any transfer to a person not a lineal descendant (or spouse or trustee of such descendant) of William H. Stewart.
At December 31, 2008 and 2007, there were 145,820 shares of Common Stock held by a subsidiary of the Company. These shares are considered retired but may be issued from time to time in lieu of new shares.

NOTE 13
Changes in stockholders’ equity.

	Common		Accumulated
	and Class B	Additional	other
	Common Stock	paid-in	comprehensive	Treasury	Noncontrolling
	($1 par value)	capital	earnings	stock	interest
Balances at December 31, 2005	18,480	126,887	5,628	(3,914)	18,682
Stock bonuses and other	35	1,930	—	—	—
Exercise of stock options	42	809	—	—	—
Tax benefit of options exercised	—	334	—	—	—
Net change in unrealized gains and losses	—	—	1,304	—	—
Net realized gain reclassification	—	—	(456)	—	—
Foreign currency translation	—	—	1,585	—	—
Net earnings attributable to noncontrolling interest	—	—	—	—	18,239
Subsidiary dividends paid to noncontrolling interest	—	—	—	—	(18,282)
Net effect of changes in ownership and other	—	—	—	—	(1,367)

Balances at December 31, 2006	18,557	129,960	8,061	(3,914)	17,272
Stock bonuses and other	34	1,557	—	—	—
Exercise of stock options	29	522	—	(183)	—
Common Stock repurchased	(258)	(9,214)	—	—	—
Tax benefit of options exercised	—	9	—	—	—
Net change in unrealized gains and losses	—	—	3,044	—	—
Net realized gain reclassification	—	—	(1,143)	—	—
Foreign currency translation	—	—	9,880	—	—
Net earnings attributable to noncontrolling interest	—	—	—	—	12,225
Subsidiary dividends paid to noncontrolling interest	—	—	—	—	(13,506)
Net effect of changes in ownership and other	—	—	—	—	(281)

Balances at December 31, 2007	18,362	122,834	19,842	(4,097)	15,710
Stock bonuses and other	81	1,965	—	—	—
Exercise of stock options and grants	29	540	—	—	—
Net change in unrealized gains and losses	—	—	1,278	—	—
Net realized gain reclassification	—	—	(2,300)	—	—
Foreign currency translation	—	—	(18,239)	—	—
Net earnings attributable to noncontrolling interest	—	—	—	—	5,226
Subsidiary dividends paid to noncontrolling interest	—	—	—	—	(7,660)
Net effect of changes in ownership and other	—	—	—	—	(49)

Balances at December 31, 2008	18,472	125,339	581	(4,097)	13,227

In November 2006, the Company’s Board of Directors approved a plan to purchase up to 1.5% of the Company’s outstanding Common Stock. In 2007, the Company announced its plan and began purchasing shares of its Common Stock. The Company purchased the full 1.5%, or 258,234 shares, for approximately $9,459,000, at an average price of $36.63 per share (excluding commissions) and, accordingly, the plan expired in 2007. All stock purchases were made in the open market and no stock was purchased directly from officers or directors of the Company. All purchases were made in compliance with applicable securities laws and other legal and regulatory requirements. The Company has cancelled all shares that were purchased under this plan and, accordingly, Common Stock and additional paid-in capital have been reduced.

NOTE 14
Share-based incentives. The stock options activity is summarized as follows:

		Weighted-
		average exercise
	Options	prices ($)
December 31, 2006	433,356	29.11
Granted	22,200	26.83
Exercised	(29,156)	18.92

December 31, 2007	426,400	29.69
Exercised	(29,000)	18.81

December 31, 2008	397,400	30.48

At December 31, 2008, the weighted-average remaining contractual lives of options outstanding were 4.5 years and the aggregate intrinsic value of dilutive options was $800,000. During the years ended December 31, 2008, 2007 and 2006, the aggregate intrinsic values of options exercised were $270,000, $609,000 and $1,221,000, respectively. The tax benefits of options exercised in 2008 and 2007 were not material. The Company recognized a tax benefit of $334,000 related to options exercised in 2006.
The weighted-average fair values of options granted in 2007 and 2006 were $9.48 and $16.32, respectively. No options were granted in 2008.
During the years ended December 31, 2007 and 2006, the Company recognized compensation expense related to options granted of $211,000 and $424,000, respectively. Under SFAS No. 123(R), compensation expense is recognized for the fair value of the employees’ purchase rights, which was estimated using the Black-Scholes Model. For 2007 and 2006, the Company assumed dividend yields of 2.8% and 2.0%, respectively, an expected life of seven years, expected volatilities of 30.8% and 35.1%, respectively, and risk-free interest rates of 7.5% and 8.0%, respectively.
On March 3, 2008, the Company granted 42,000 restricted shares, which vested December 31, 2008, to its Executive Officers and, accordingly, recorded compensation expense of approximately $1,000,000 for the year ended December 31, 2008.
The Company’s Board of Directors approved, subject to shareholder approval, the Strategic Incentive Pool Plan (SIPP) in May 2008. The SIPP is a 34-month cash incentive plan tied to three quantifiable strategic targets. The total amount of the SIPP available for distribution will be the cash equivalent of the fair market value of 50,000 shares of the Company’s Common Stock as of the last trading day of 2010. Subject to certain conditions, and to the extent each of the three equally weighted, independent targets set out under the plan are achieved, the cash award would be made in equal amounts to each of the Co-Chief Executive Officers. At least half of the after-tax cash received by each Co-Chief Executive Officer must be invested in the Company’s Common Stock within 90 days of the award. The Company will accrue compensation expense in the period in which achievement of targets becomes probable. No compensation expense was recorded for the year ended December 31, 2008 relating to the SIPP.
NOTE 15
Earnings per share. The Company’s basic earnings per share attributable to Stewart is calculated by dividing net (loss) earnings attributable to Stewart by the weighted-average number of shares of Common Stock and Class B Common Stock outstanding during the reporting period.

To calculate diluted earnings per share attributable to Stewart, the number of shares determined above is increased by assuming the issuance of all dilutive shares during the same reporting period. The treasury stock method is used to calculate the additional number of shares. The only potentially dilutive effect on earnings per share attributable to Stewart relates to its stock option plan.
In calculating the effect of options and determining diluted earnings per share attributable to Stewart, the weighted-average number of shares used in calculating basic earnings per share attributable to Stewart was increased by 90,000 in 2006. Options to purchase 133,000 were excluded from the computation of diluted earnings per share attributable to Stewart in 2006. These options were considered anti-dilutive since the exercise prices of the options were greater than the weighted-average market values of the shares.
As the Company reported a net loss attributable to Stewart for the years ended December 31, 2008 and 2007, there was no calculation of diluted earnings per share attributable to Stewart as all outstanding options were considered anti-dilutive.
NOTE 16
Reinsurance. As is industry practice, the Company cedes risks to other title insurance underwriters and reinsurers on certain transactions. However, the Company remains liable if the reinsurer should fail to meet its obligations. The Company also assumes risks from other underwriters. Payments and recoveries on reinsured losses were insignificant during the three years ended December 31, 2008. The total amount of premiums for assumed and ceded risks was less than 1% of consolidated title revenues in each of the last three years.
NOTE 17
Leases. Rent expense was $61,888,000 in 2008, $71,478,000 in 2007 and $66,052,000 in 2006. The future minimum lease payments are summarized as follows (in thousands of dollars):

2009	49,060
2010	39,135
2011	30,545
2012	22,265
2013	17,290
2014 and after	35,331

193,626

NOTE 18
Contingent liabilities and commitments. The Company routinely holds third-party funds in segregated escrow accounts pending the closing of real estate transactions. This resulted in a contingent liability to the Company of approximately $721,098,000 at December 31, 2008. The Company realizes economic benefits from certain commercial banks holding these escrow deposits. These escrow funds are not invested under, and do not collateralize, the arrangements with the banks. Under these arrangements, there were no outstanding balances or liabilities at December 31, 2008 and 2007.
In addition, the Company is contingently liable for disbursements of escrow funds held by agencies in those cases where specific insured closing guarantees have been issued.

The Company has qualified intermediaries in tax-deferred property exchanges for customers pursuant to Section 1031 of the Internal Revenue Code. The Company holds the proceeds from these transactions until a qualifying exchange can occur. This resulted in a contingent liability to the Company of approximately $385,121,000 at December 31, 2008. As is industry practice, these escrow and Section 1031 exchanger fund accounts are not included in the consolidated balance sheets.
At December 31, 2008, the exchanger funds included approximately $99,950,000 of auction rate securities. As of January 28, 2009, these auction rate securities were redeemed at par value resulting in no effect on the Company’s consolidated financial statements.
At December 31, 2008, the Company was contingently liable for guarantees of indebtedness owed primarily to banks and others by certain third parties. The guarantees relate primarily to business expansion and expire no later than 2019. At December 31, 2008, the maximum potential future payments on the guarantees amounted to $6,926,000. Management believes that the related underlying assets and available collateral, primarily corporate stock and title plants, would enable the Company to recover amounts paid under the guarantees. The Company believes no provision for losses is needed since no loss is expected on these guarantees.
In the ordinary course of business the Company guarantees the third-party indebtedness of certain of its consolidated subsidiaries. At December 31, 2008, the maximum potential future payments on the guarantees are not more than the related notes payable recorded in the consolidated balance sheets (Note 10). The Company also guarantees the indebtedness related to lease obligations of certain of its consolidated subsidiaries. The maximum future obligations arising from these lease-related guarantees are not more than the Company’s future minimum lease payments (Note 17).
In addition, the Company has unused letters of credit amounting to $3,639,000, primarily related to workers’ compensation coverage.
NOTE 19
Regulatory and legal developments. In June 2008, the California Department of Insurance released for public notice and comment revised regulations that place certain limits on payments by title insurance marketing representatives to agents and brokers, eliminate a previously proposed interim rate reduction and a maximum rate formula, and substantially scale back the proposed financial data requirements on title insurance companies. The final regulations are expected to be approved by July 1, 2009.
The Company cannot predict the outcome of proposed regulations. However, to the extent that rate decreases are mandated in the future, the outcome could materially affect its consolidated financial condition or results of operations.
The Company is subject to administrative actions and litigation relating to the basis on which premium taxes are paid in certain states. Additionally, the Company has received various other inquiries from governmental regulators concerning practices in the insurance industry. Many of these practices do not concern title insurance and the Company does not anticipate that the outcome of these inquiries will materially affect its consolidated financial condition or results of operations.
The Company is also subject to various other administrative actions and inquiries into its conduct of business in certain of the states in which it operates. While the Company cannot predict the outcome of the various regulatory and administrative matters, it believes that it has adequately reserved for these matters referenced above and that any outcome will not materially affect its consolidated financial condition or results of operations.

Stewart Title of California, Inc., a subsidiary of the Company, is a defendant in four putative class action lawsuits filed in California state and federal courts. These lawsuits are commonly referred to as “wage and hour” lawsuits. These lawsuits generally claim, among other things, that (i) the plaintiffs were misclassified as exempt employees and were not paid overtime, (ii) the overtime payments made to non-exempt employees were miscalculated and (iii) the plaintiffs worked overtime hours, but were not paid. The plaintiffs seek compensatory damages, statutory compensation, penalties and restitution, exemplary and punitive damages, declaratory relief, interest and attorneys fees. The Company is seeking to consolidate the two federal court cases. All of these cases are in the discovery stage and their outcomes cannot be predicted with certainty at this time. The Company intends to vigorously defend itself against the allegations. The Company does not believe that the outcomes will materially affect its consolidated financial condition or results of operations.
On January 12, 2009, a lawsuit was filed against four defendants, including the Company’s subsidiaries, Stewart Title Guaranty Company and Stewart Title of California, Inc., entitled Wooldridge, et al v. Stewart Title Guaranty Co., et al, Superior Court of the State of California for the County of San Luis Obispo. The plaintiffs allege that they suffered damages relating to loans or interests in loans made in connection with several properties in San Luis Obispo County. The plaintiffs assert causes of action against the Company’s subsidiaries for breach of contract, negligence, and violation of fair claims settlement practices and breach of covenants of good faith and fair dealings. Although the Company cannot predict the outcome of this action, it intends to vigorously defend itself against the allegations and does not believe that the outcome will materially affect its consolidated financial condition or results of operations.
In February 2008, an antitrust class action was filed in the United States District Court for the Eastern District of New York against Stewart Title Insurance Company, Monroe Title Insurance Corporation, Stewart Information Services Corporation (SISCO), several other unaffiliated title insurance companies and the Title Insurance Rate Service Association, Inc. (TIRSA). The complaint alleges that the defendants violated Section 1 of the Sherman Act by collectively filing proposed rates for title insurance in New York through TIRSA, a state-authorized and licensed rate service organization.
Complaints were subsequently filed in the federal district courts for the Eastern and Southern Districts of New York and federal district courts in Pennsylvania, New Jersey, Ohio, Florida (since dismissed), Massachusetts, Arkansas, California, Washington, West Virginia, Texas and Delaware. All of the complaints make similar allegations, except that certain of the complaints also allege violations of RESPA statutes and various state consumer protection laws. The complaints generally request treble damages in unspecified amounts, declaratory and injunctive relief, and attorneys’ fees. At least 72 such complaints are currently pending (and have been consolidated in the aforementioned jurisdictions), each of which names SISCO and/or one or more of its affiliates as a defendant. Although the Company cannot predict the outcome of these actions, it intends to vigorously defend itself against the allegations and does not believe that the outcome will materially affect its consolidated financial condition or results of operations.
The Company is also subject to lawsuits incidental to its business, most of which involve disputed policy claims. In many of these lawsuits, the plaintiff seeks exemplary or treble damages in excess of policy limits based on the alleged malfeasance of an issuing agency. The Company does not expect that any of these proceedings will have a material adverse effect on its consolidated financial condition or results of operations. Along with the other major title insurance companies, the Company is party to a number of class action lawsuits concerning the title insurance industry. The Company believes that it has adequate reserves for the various litigation matters and contingencies discussed above and that the likely resolution of these matters will not materially affect its consolidated financial condition or results of operations.

NOTE 20
Variable interest entities. The Company, in the ordinary course of business, enters into joint ventures and partnerships related to its title operations. These entities are immaterial to the Company’s consolidated financial condition and results of operations individually and in the aggregate. At December 31, 2008, the Company had no material exposure to loss associated with variable interest entities to which it is a party.
NOTE 21
Segment information. The Company’s two reportable operating segments are title insurance-related services and real estate information (REI). Both segments serve each other and the real estate and mortgage industries.
The title insurance segment provides services needed to transfer the title in a real estate transaction. These services include searching, examining and closing the title to real property and insuring the condition of the title.
The REI segment primarily provides electronic delivery of data, products and services related to real estate, including a full range of title and settlement, credit reporting and outsourcing services. In addition, this segment provides post-closing services to residential mortgage lenders; Internal Revenue Code Section 1031 tax-deferred property exchanges; digital mapping; automation for government recording and registration; and pre-employment screening and background investigation services.
Under the Company’s internal reporting system, most general corporate expenses are incurred by and charged to the title segment. Technology operating costs are also charged to the title segment, except for direct expenditures incurred by the REI segment. All investment income is included in the title segment as it is primarily generated by the investments of the title underwriters’ operations.

	Title	REI		Total
	($000 omitted)
2008:
Revenues	1,510,821	44,473		1,555,294
Intersegment revenues	320	2,883		3,203
Depreciation and amortization	32,410	8,549	(1)	40,959
Loss before taxes and noncontrolling interests	(219,341)	(15,165)	(1)	(234,506)
Identifiable assets	1,382,736	66,490		1,449,226
2007:
Revenues	2,037,450	69,241	(2)	2,106,691
Intersegment revenues	437	4,290		4,727
Depreciation and amortization	37,727	3,398		41,125
(Loss) earnings before taxes and noncontrolling interests	(57,241)	5,320	(2)	(51,921)
Identifiable assets	1,369,649	72,325		1,441,974
2006:
Revenues	2,390,322	81,159		2,471,481
Intersegment revenues	1,066	3,994		5,060
Depreciation and amortization	33,973	3,774		37,747
Earnings before taxes and noncontrolling interests	83,234	1,302		84,536
Identifiable assets	1,387,365	70,842		1,458,207

(1)	Includes a pretax charge of $6,011,000 million relating to the impairment of internally developed software that the Company subsequently determined will not be deployed into production.

(2)	Includes a $3,204,000 gain from the sale of subsidiaries, which is included in investment and other gains — net in the consolidated statements of earnings, retained earnings and comprehensive earnings.
Revenues generated for the years ended December 31 in the United States and all international operations follows:

	2008	2007	2006
	($000 omitted)
United States	1,453,598	1,991,387	2,377,294
International	101,696	115,304	94,187

	1,555,294	2,106,691	2,471,481

NOTE 22
Quarterly financial information (unaudited).

	Mar 31	June 30	Sept 30	Dec 31	Total
	($000 omitted, except per share)
Revenues:
2008	394,137	428,547	396,665	335,945	1,555,294
2007	531,674	573,429	501,918	499,670	2,106,691
Net (loss) earnings attributable to Stewart:
2008	(25,292)	(28,588)	(29,975)	(158,005)	(241,860)
2007	(4,762)	10,124	(14,270)	(31,312)	(40,220)
Diluted (loss) earnings per share attributable to Stewart:
2008	(1.40)	(1.58)	(1.66)	(8.72)	(13.37)
2007	(0.26)	0.55	(0.79)	(1.74)	(2.21)

Note:	Quarterly per share data may not sum to annual totals due to rounding.